Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2008 Equity Incentive Plan and the Amended and Restated 2012 Employee Stock Purchase Plan of Hologic, Inc. of our reports dated November 15, 2022, with respect to the consolidated financial statements of Hologic, Inc. and the effectiveness of internal control over financial reporting of Hologic, Inc. included in its Annual Report (Form 10-K) for the year ended September 24, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 2, 2023